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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE                          Contact:   Shannon Scharber
                                                          Private Business, Inc.
                                                          615-565-7374

       PRIVATE BUSINESS ANNOUNCES COMPLETION OF MERGER WITH TOWNE SERVICES

                           --------------------------

              SHAREHOLDERS ALSO APPROVE ONE-FOR-THREE REVERSE SPLIT

NASHVILLE, TENNESSEE (AUGUST 9, 2001) - Private Business today announced the effectiveness of the merger between Private Business (Nasdaq SmallCap:PBIZ) and Towne Services, Inc. (Nasdaq/NM:TWNE). At separate annual meetings held today, shareholders of Private Business and Towne Services approved the merger to combine the two businesses, and the merger became effective as of 4:00 p.m. Eastern Time today. Under the agreement, a newly formed, wholly owned subsidiary of Private Business was merged with and into Towne Services. As a result, Towne became a wholly owned subsidiary of Private Business. Each Towne shareholder will receive 0.9087 of a share of Private Business common stock for each share of Towne common stock held, and Towne shareholders will own approximately 33.3% of the shares of Private Business common stock that are outstanding after the merger. Current Private Business shareholders will own the remaining approximately 66.7% of shares outstanding

As part of the merger, Henry Baroco, currently President of Towne Services, will become Chief Operating Officer of Private Business. In addition, three current Towne Services directors -- Frank W. Brown, Richardson M. Roberts, and Glenn W. Sturm -- will join the Board of Directors of Private Business.

In other action at the Private Business annual meeting, shareholders approved an amendment to Private Business's charter to effect a one-for-three reverse stock split of the Company's common stock, which was a prerequisite to approval of the merger agreement. The reverse split will be effective to shareholders of both companies at the close of business today, and the common stock will begin trading on The Nasdaq SmallCap Market, post split, under the symbol "PBIZD" from August 10, 2001 until September 10, 2001, at which time the trading symbol will revert to "PBIZ." Shareholders also approved an increase in the number of shares reserved for issuance under Private Business's 1999 Amended and Restated Stock Option Plan, and elected Brian J. Conway and William B. King to serve as directors of the Company until the 2004 annual meeting. Conway (42) is a managing director of TA Associates, Inc., a private equity investment firm in Boston. King (56) co-founded Private Business and serves as its Chairman of the Board.

Commenting on the voting results, Thomas L. Black, Chief Executive Officer of Private Business, said, "We are delighted that shareholders of both companies have approved the merger. The next step is to smoothly integrate Towne's operations into Private Business's and begin to realize the anticipated synergies from the merger."

Private Business, Inc., based in Brentwood, Tennessee, is a leading provider of technology-driven solutions that help banks manage accounts receivable financing for small businesses. The company's principal product, Business Manager, is based on software, marketing services, and online electronic transaction processing offered through a nationwide client network of banks, providing cash flow to thousands of small businesses across the U.S. by enabling them to sell their receivables to the bank.

This release contains several "forward-looking statements" concerning Private Business's and Towne Services', prospects, strategies and financial condition, including future economic performance, intent, plans and objectives, and the likelihood of success in developing and expanding their respective businesses. These statements are based upon a number of assumptions and estimates that are subject to significant uncertainties, many of which are beyond the companies' control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Neither company assumes any obligation to update this information. Factors that could cause actual results to differ materially are discussed in the companies' filings with the SEC, including their respective annual reports on Form 10-K for the year ended December 31, 2000, and Private Business's registration statement on Form S-4, and include, among other factors, the timely development and market acceptance of products and technologies; whether either company or the combined companies can grow their revenues as planned; challenges in combining the two companies; the possible negative effects of lawsuits filed against Towne; whether either company or the combined company will continue to satisfy stock market listing standards; and competitive market conditions.




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